SCANA
POWER FOR LIVING

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Eric Boomhower
(800) 562-9308

Analyst Contact:
Bryant Potter
(803) 217-6916

SCANA Reports Financial Results for Second Quarter 2018

Cayce, S.C., August 2, 2018... SCANA Corporation (NYSE: SCG) today announced earnings for the second quarter of 2018 of $8 million, or 6 cents per share, compared to earnings of $121 million, or 85 cents per share, for the second quarter of 2017. The decrease in earnings is primarily attributable to rate-reduction credits for billed and unbilled electric revenues for the period of April 1, 2018 through June 30, 2018. These credits accounted for a decrease in the quarter of $109 million, or 61 cents per share, and are a result of the order issued by the Public Service Commission of South Carolina (SCPSC) in response to the passage of Act 258 by the South Carolina General Assembly. Higher legal costs and financial advisory fees, as well as the impact of tax reform at the holding company due to the non-deductibility of interest expense also had a negative impact on earnings for the quarter.

For the first six months of 2018, SCANA reported earnings of $177 million, or earnings per share of $1.24, compared to $292 million, or earnings per share of $2.04, for the same period in 2017.

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

South Carolina Electric & Gas Company (SCE&G), SCANA's principal subsidiary, reported second quarter 2018 earnings of $31 million, or 22 cents per share, compared to earnings of $126 million, or 88 cents per share for the second quarter of 2017. As mentioned above, the decrease in earnings is primarily attributable to rate-reduction credits associated with the order issued by the SCPSC in response to the passage of Act 258 by the South Carolina General Assembly. SCE&G has filed a lawsuit in federal court to seek a declaration that the law is unconstitutional and to ask the court to issue a preliminary injunction to allow for SCE&G to continue to collect the rates associated with the Base Load Review Act until the court has issued its final judgment. Additionally, electric and gas revenues were reduced to reflect estimated amounts subject to refunds to customers as a result of tax reform, with such reductions generally offset by lower income taxes. Abnormal weather increased electric revenues by 11 cents per share in the second quarter of 2018, compared to an increase of 4 cents per share in the second quarter of 2017. As of June 30, 2018, SCE&G was serving approximately 727,000 electric customers and 373,000 natural gas customers, up 1.3 and 2.9 percent, respectively, over 2017.

For the six months ended June 30, 2018, SCE&G reported earnings of $159 million, or earnings per share of $1.11, compared to $238 million, or earnings per share of $1.67, for the same period in 2017. Abnormal weather increased electric revenues by 7 cents per share during the first six months of 2018, compared to a decrease of 20 cents per share for the same period of 2017.

PSNC Energy

PSNC Energy, the Company's North Carolina-based retail natural gas distribution subsidiary, reported a seasonal loss of $1 million, or 1 cent per share in the second quarter of 2018, compared to earnings of $2 million, or 1 cent per share for the second quarter of 2017. Increases primarily attributable to higher gas revenues arising from customer growth and the Company's pipeline integrity management tracker were more than offset by increases in depreciation, interest expense, and other expenses. PSNC's gas revenues were reduced to reflect estimated amounts subject to refund to customers as a result of tax reform, with such reductions generally offset by lower income taxes. At June 30, 2018, PSNC Energy was serving approximately 563,000 customers, an increase of 2.6 percent over the previous year.

For the first six months of 2018, PSNC Energy reported earnings of $47 million, or earnings per share of 33 cents, compared to $45 million, or earnings per share of 31 cents, for the same period in 2017.

SCANA Energy Marketing

SCANA Energy Marketing, which markets natural gas in deregulated energy markets, including Georgia where the Company does business as SCANA Energy, reported earnings in the second quarter of 2018 of $4 million, or 3 cents per share, compared to $1 million, or 1 cent per share, in second quarter of 2017. This increase is primarily due to higher margins attributable to favorable weather over the same quarter of the previous year and lower income taxes due to tax reform.

For the six months ended June 30, 2018, SCANA Energy Marketing reported earnings of $21 million, or earnings per share of 14 cents, compared to $16 million, or earnings per share of 11 cents, for the same period in 2017.

Corporate and Other, Net

SCANA's corporate and other businesses, which include the holding company, reported a loss of $25 million, or 18 cents per share in the second quarter of 2018, compared to a loss of $7 million, or 5 cents per share for the same quarter of 2017. This increased loss is primarily due to the anticipated loss of certain tax deductions as a result of tax reform, as well as higher legal expenses.

For the first six months of 2018, SCANA's corporate and other businesses reported a loss of $49 million, or 34 cents per share, compared to a loss of $7 million, or 5 cents per share, for the same period in 2017.

DIVIDENDS

A decision regarding the Company's dividend for the quarter ending September 30, 2018 will be made by SCANA's Board of Directors later during the quarter. As previously noticed, the payment of dividends will be evaluated quarterly by SCANA's Board of Directors.

EARNINGS OUTLOOK / CONFERENCE CALL

Consistent with the previous two quarters, SCANA will not be providing 2018 or long-term earnings guidance or hosting a conference call due to the pending combination with Dominion Energy. In lieu of

hosting a conference call, earnings presentation materials will be made available at the Company's website at www.scana.com.

PROFILE

SCANA Corporation, headquartered in Cayce, S.C., is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 727,000 electric customers in South Carolina and approximately 1.3 million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company's website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this Press Release which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" for purposes of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, but are not limited to, statements concerning the proposed merger with Dominion Energy, recovery of Nuclear Project abandonment costs, key earnings drivers, customer growth, environmental regulations and expenditures, leverage ratio, projections for pension fund contributions, financing activities, access to sources of capital, impacts of the adoption of new accounting rules and estimated capital and other expenditures. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "should," "expects," "forecasts," "plans," "targets," "anticipates," "believes," "estimates," "projects," "predicts," "potential" or "continue" or the negative of these terms or other similar terminology. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements due to the information being of a preliminary nature and subject to further and/or continuing review and adjustment. Other important factors that could cause such material differences include, but are not limited to, the following: (1) the occurrence of any event, change or other circumstances that could give rise to the failure by SCANA to consummate the proposed merger with Dominion Energy; (2) the ability of SCE&G to recover through rates the costs expended on the Nuclear Project, and a reasonable return on those costs, under the abandonment provisions of the BLRA or through other means; (3) uncertainties relating to the bankruptcy filing by WEC and WECTEC; (4) further changes in tax laws and realization of tax benefits and credits, and the ability or inability to realize to realize or maintain tax credits and deductions, particularly in light of the abandonment of the Nuclear Project; (5) legislative and regulatory actions, particularly changes related to electric and gas services, rate regulation, regulations governing electric grid reliability and pipeline integrity, environmental regulations including any imposition of fees or taxes on carbon emitting generating facilities, the BLRA, and any actions affecting, involving or arising from the abandonment of the Nuclear Project; (6) current and future litigation, including particularly litigation or government investigations or any actions involving or arising from the construction or abandonment of the Nuclear Project or arising from the proposed merger with Dominion Energy, including the possible impacts on liquidity and other financial impacts therefrom; (7) the impact of any decision by SCANA to pay quarterly dividends to its shareholders or the reduction, suspension or elimination of the amount thereof; (8) the results of short- and long-term financing efforts, including prospects for obtaining access to capital markets and other sources of liquidity, and the effect of rating agency actions on the cost of and access to capital and sources of liquidity of SCANA and its subsidiaries (the Company); (9) the ability of suppliers, both domestic and international, to timely provide the labor, secure processes, components, parts, tools, equipment and other supplies needed which may be highly specialized or in short supply, at agreed upon quality and prices, for our construction program, operations and maintenance; (10) the results of efforts to ensure the physical and cyber security of key assets and processes; (11) changes in the economy, especially in areas served by subsidiaries of SCANA; (12) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial markets; (13) the impact of conservation and demand side management efforts and/or technological advances on customer usage; (14) the loss of electricity sales to distributed generation, such as solar photovoltaic systems or energy storage systems; (15) growth opportunities for SCANA's regulated and other subsidiaries; (16) the effects of weather, especially in areas where the generation and transmission facilities of the Company are located and in areas served by SCANA's subsidiaries; (17) changes in SCANA's or its subsidiaries' accounting rules and accounting policies; (18) payment and performance by counterparties and customers as contracted and when due; (19) the results of efforts to license, site, construct and finance facilities, and to receive related rate recovery, for generation and transmission; (20) the results of efforts to operate the Company's electric and gas systems and assets in accordance with acceptable performance standards, including the impact of additional distributed generation; (21) the availability of fuels such as coal, natural gas and enriched uranium used to produce electricity; the availability of purchased power and natural gas for distribution; the level and volatility of future market prices for such fuels and purchased power; and the ability to recover the costs for such fuels and purchased power; (22) the availability of skilled, licensed and experienced human resources to properly manage, operate, and grow the Company's businesses, particularly in light of uncertainties with respect to legislative and regulatory actions surrounding recovery of Nuclear Project costs and the announced potential merger; merger with Dominion Energy; (23) labor disputes; (24) performance of SCANA's pension plan assets and the effect(s) of associated discount rates; (25) inflation or deflation; (26) changes in interest rates; (27) compliance with regulations; (28) natural disasters, man-made mishaps and acts of terrorism that directly affect our operations or the regulations governing them; and (29) the other risks and uncertainties described from time to time in the reports filed by SCANA or SCE&G with the SEC.

SCANA and SCE&G disclaim any obligation to update any forward-looking statements.

Capitalized terms not otherwise defined herein have the meanings as set forth in the Company's most recent periodic report filed with the Securities and Exchange Commission.

FINANCIAL AND OPERATING INFORMATION

Condensed Consolidated Statements of Income

(Millions, except per share amounts) (Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,	
	2018	2017	2018	2017
Operating Revenues:				
Electric [1,2,3]	$552	$ 679	$1,098	$1,256
Gas-Regulated	148	140	509	461
Gas-Nonregulated	143	182	416	456
Total Operating Revenues	843	1,001	2,023	2,173
Operating Expenses:				
Fuel Used in Electric Generation	155	161	315	297
Purchased Power	15	21	67	32
Gas Purchased for Resale	192	227	598	597
Other Operation and Maintenance	198	179	399	354
Impairment Loss [4]	-	-	4	-
Depreciation and Amortization	100	95	199	189
Other Taxes	70	67	140	133
Total Operating Expenses	730	750	1,722	1,602
Operating Income (Loss)	113	251	301	571
Other Income (Expense)				
Other Income (Expense), net [2]	(6)	14	122	27
Interest Charges, net of allowance for borrowed funds used during construction	(95)	(88)	(192)	(175)
Total Other Income (Expense)	(101)	(74)	(70)	(148)
Income Before Income Tax Expense	12	177	231	423
Income Tax Expense (Benefit)	4	56	54	131
Net Income (Loss)	$8	$ 121	$177	$ 292
Earnings (Loss) Per Share of Common Stock	$0.06	$0.85	$1.24	$2.04
Weighted Average Shares Outstanding (Millions):	143	143	143	143
Dividends Declared Per Share of Common Stock	$0.1237	$0.6125	$0.7362	$1.225

Note (1): On June 27, 2018, the South Carolina General Assembly adopted Act 258, which became effective June 28, 2018, to temporarily reduce the amount SCE&G can collect from customers under the Base Load Review Act. Act 258 requires the SCPSC to order a reduction in the portion of SCE&G's electric rates associated with the V.C. Summer nuclear construction project from approximately 18% of the average residential electric customer's bill to approximately 3.2%, retroactive to April 1, 2018. Pursuant to the order issued by the SCPSC, rate-refund credits for billed and unbilled amounts for the period April 1, 2018 through June 30, 2018, totaling approximately $109.3 million (61 cents per share), have been deferred as revenue subject to refund on the condensed consolidated balance sheet as of June 30, 2018.

Note (2): Pursuant to a previously issued order by the SCPSC, during the first quarter of 2018, SCE&G's electric revenues were adjusted downward by $114 million (63 cents per share) in connection with fuel cost recovery and SCE&G concurrently recognized, within other income, $114 million (63 cents per share) of gains realized upon the settlement of certain interest rate derivative contracts. The impact of these events had no effect on net income.

Note (3): Abnormal weather increased electric earnings by 11 cents per share in the second quarter of 2018, compared to abnormal weather increasing earnings by 4 cents per share in the second quarter of 2017, for a quarter over quarter increase of 7 cents per share. Abnormal weather increased electric earnings by 7 cents per share for the year-to-date period ended June 30, 2018, compared to abnormal weather decreasing earnings by 20 cents per share in the same period of 2017, for a year over year increase of 27 cents per share.

Note (4): Impairment loss represents a first quarter of 2018 write-down of nuclear fuel, which had been acquired for use in VC Summer Unit 2 and Unit 3 to its estimated fair value.

Earnings (Loss) per Share by Company:
(Unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,	
	2018	2017	2018	2017
SC Electric & Gas [1,2,3,4]	$0.22	$0.88	$1.11	$1.67
PSNC Energy	(0.01)	0.01	0.33	0.31
SCANA Energy	0.03	0.01	0.14	0.11
Corporate and Other	(0.18)	(0.05)	(0.34)	(0.05)
Earnings per Share	$0.06	$0.85	$1.24	$2.04

Variances in Earnings per Share:
(Unaudited)

	Quarter Ended June 30,	Six Months Ended June 30,
2017 Earnings per Share	$0.85	$2.04
Variances:		
Electric Revenue [1,2,3]	(0.68)	(0.84)
Fuel/Purchased Power	0.06	(0.28)
Natural Gas Revenue	(0.16)	0.03
Gas for Resale	0.19	-
Operations & Maintenance Expense	(0.11)	(0.24)
Interest Expense (Net of AFUDC)	(0.07)	(0.15)
Depreciation	(0.03)	(0.05)
Property Taxes	(0.01)	(0.04)
Other Income [2]	(0.08)	0.57
Effective Tax Rate Change	0.10	0.22
Impairment Loss [4]	-	(0.02)
Variances in Earnings per Share	(0.79)	(0.80)
2018 Earnings per Share	$0.06	$1.24

Condensed Consolidated Balance Sheets

(Millions) (Unaudited)

	June 30, 2018	December 31, 2017
ASSETS		
Utility Plant, Net		
Cost, Net of Accumulated Depreciation and Amortization	$10,594	$10,438
Goodwill	210	210
Total Utility Plan, Net	10,804	10,648
Nonutility Property and Investments, Net	542	474
Current Assets		
Cash and Cash Equivalents	238	409
Receivables (net allowance for uncollectible accounts of $6 and $6)	822	968
Inventories	286	304
Other	148	170
Total Current Assets	1,494	1,851
Deferred Debits and Other Assets	6,061	5,766
TOTAL ASSETS	$18,901	$18,739
LIABILITIES AND EQUITY		
Common Equity		
Common Stock – no par value, 143 million shares outstanding for all periods	$2,389	$ 2,390
Retained Earnings	2,987	2,915
Accumulated Other Comprehensive Loss	(39)	(50)
Total Common Equity	5,337	5,255
Long-Term Debt, Net	6,098	5,906
Current Liabilities		
Accounts Payable	263	438
Short-Term Borrowings	517	350
Current Portion of Long-Term Debt	568	727
Taxes Accrued	123	214
Interest Accrued	88	87
Customer Deposits and Customer Prepayments	151	112
Revenue Subject to Refund [(1)]	164	-
Other	91	185
Total Current Liabilities	1,965	2,113
Deferred Credits and Other Liabilities		
Deferred Income Taxes, net	1,333	1,261
Asset Retirement Obligations	578	568
Regulatory Liabilities	3,019	3,059
Pension and Postretirement Benefits	360	360
Other	211	217
Total Other Noncurrent Liabilities	5,501	5,465
Commitments and Contingencies	-	-
TOTAL LIABILITIES AND EQUITY	$18,901	$18,739

Condensed Consolidated Statements of Cash Flows

(Millions) (Unaudited)

	2018	2017
Cash Flows From Operating Activities		
Net Income	$177	$292
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities	175	221
Net Cash Provided From Operating Activities	352	513
Cash Flows From Investing Activities		
Net Cash (Used For) Used For Investing Activities	(543)	(784)
Cash Flows From Financing Activities		
Net Cash (Used For) Provided From Financing Activities	20	154
Net Increase in Cash and Cash Equivalents	(171)	(117)
Cash and Cash Equivalents, January 1	409	208
Cash and Cash Equivalents, June 30	$238	$91